Exhibit 99.1

Important Notice Concerning Limitations on

Trading in Interval Leisure Group, Inc. Stock

During 401(k) Blackout Period

December 11, 2008

To:       Directors and Executive Officers of Interval Leisure Group, Inc.

As of this date, the employees of Interval Leisure Group, Inc. (“ILG”) currently participate in the IAC/InterActiveCorp Retirement Savings Plan (“IAC Plan”).  In connection with the changing of trustees and record-keepers of the IAC Plan and the establishment of the Interval International Retirement Savings Plan, a blackout period will be imposed under the IAC Plan.  During the blackout period, participants in the IAC Plan will be temporarily unable to effect certain transactions under the IAC Plan, including making investment exchanges into or out of, or taking distributions or loans of money invested in, common stock under the IAC Plan.  The Sarbanes-Oxley Act of 2002 and SEC regulations promulgated thereunder require that ILG directors and executive officers generally be prohibited from engaging in most transactions involving ILG equity securities (including options and other derivatives based on ILG stock) during this blackout period.

The blackout period for the 401(k) plan is currently expected to last from the close of business on December 23, 2008 until the week of January 12, 2009.  You can confirm the status of the blackout period by contacting Victoria J. Kincke at (305) 925-7067 or victoria.kincke@iilg.com or Michele L. Keusch at (305) 925-7065 or michele.keusch@iilg.com.

Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any equity security of ILG that you acquired in connection with your service as a director or executive officer.  “Equity securities” are defined broadly to include options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction relating to ILG equity securities in which you have a pecuniary interest.  Dispositions of equity securities of IAC in connection with the Spin-offs are excluded from the trading restrictions.  Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer or shares acquired before a person became an ILG director) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that you may not engage in during the blackout period:

•                  Exercising stock options granted to you in connection with your service as a director or executive officer;

•                  Selling ILG stock that you acquired by exercising options; or

•                  Selling ILG stock that you originally received as a restricted stock grant.

If you engage in a transaction that violates these rules and the blackout period is subject to the requirements of the Sarbanes-Oxley Act, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.

Therefore, please contact Victoria Kincke or Michele Keusch before engaging in any transaction involving ILG stock or derivatives based on ILG stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.